Exhibit 99.4

EXECUTION VERSION

CONFIDENTIAL

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PS FUND 1, LLC

Dated as of April 3, 2014

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of PS Fund 1, LLC (the “Company”) is made and entered into as of the date set forth above by and among Pershing Square Capital Management, L.P., a Delaware limited partnership, as non-member manager (the “Manager”), Valeant Pharmaceuticals International, a Delaware corporation (the “Valeant Member”), Pershing Square, L.P., a Delaware limited partnership, Pershing Square II, L.P., a Delaware limited partnership, Pershing Square International, Ltd., a Cayman Islands exempted company, Pershing Square Holdings, Ltd., a Guernsey limited liability company, and each such natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof (“Person”) as may be admitted to the Company as a non-managing member (each (excluding the Manager), a “Member”) and shall hereafter govern the Company.

R E C I T A L S

WHEREAS, the Company was formed as a Limited Liability Company under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18.101, et seq., as amended from time to time (the “Act”), by the filing of the Certificate of Formation of the Company with the Office of the Secretary of State of the State of Delaware on February 11, 2014, and has operated pursuant to the terms of the Limited Liability Company Agreement of PS Fund 1, LLC, dated as of February 11, 2014 (the “Original Agreement”); and

WHEREAS, the Manager and Valeant Pharmaceuticals International, Inc. (“Valeant Parent”) entered into a letter agreement, dated February 25, 2014, attached hereto as Annex A (the “Relationship Agreement”).

NOW, THEREFORE, in consideration of the mutual promises herein made, the parties hereto agree to amend and restate the Original Agreement in its entirety as follows:

Section 1. Company Name and Address. The name of the Company is “PS Fund 1, LLC”. The principal office of the Company is located at 888 Seventh Avenue, 42nd Floor, New York, New York 10019, or at such other location as the Manager in the future may designate. The Manager shall promptly notify the Members of any change in the Company’s address.

Section 2. Registered Agent and Registered Office. The registered agent for the Company is Corporation Service Company. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Section 3. Purpose.

(a) The Company is organized for the purposes of (i) serving as the Co-Bidder Entity under the Relationship Agreement, (ii) on the terms set forth in the Relationship Agreement, acquiring and disposing of Allergan Equity, (iii) taking actions related to causing Allergan, Inc. (“Allergan”) to enter into and consummate a business combination transaction and (iv) activities reasonably related thereto. Capitalized terms used herein and not defined are used herein as defined in the Relationship Agreement, and where the terms hereof and the terms of the Relationship Agreement conflict the terms hereof shall govern.

(b) The Company shall have the power to engage in all actions, proceedings, activities and transactions that the Manager may deem necessary or advisable in connection with the foregoing purpose, including, without limitation, the opening of accounts in the name of the Company at one or more banks or financial institutions and the borrowing of monies.

Section 4. Appointment of the Manager; Management.

(a) The Manager is hereby appointed as a non-member manager of the Company and shall be deemed a “manager” as described in Section 18-401 of the Act. The Manager shall not be deemed a Member, and shall have no interest in the Company’s assets or in any distributions made by the Company. Subject to the terms and conditions of the Relationship Agreement and this Agreement, the Manager shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Company, shall make all decisions regarding the business of the Company, and shall have all of the rights, powers and obligations of a manager of a limited liability company under the laws of the State of Delaware. Except as otherwise expressly provided in the Relationship Agreement and this Agreement, the Manager is hereby granted the right, power and authority to do on behalf of the Company all things which, in the Manager’s sole discretion, are necessary or appropriate to manage the Company’s affairs and fulfill the purposes of the Company.

(b) Except as authorized by the Manager and except as authorized by Section 5, the Members, in their capacities as such, shall not take part in the management or control of the Company, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on it by this Agreement, but subject to the Relationship Agreement.

Section 5. Termination of the Manager. A majority-in-interest of the Members may remove the Manager as manager of the Company upon not less than 90 days’ prior written notice to the Manager. The Manager may resign as manager of the Company upon not less than 90 days’ prior written notice to the Company. Upon any such resignation, the Company shall be governed by a majority-in-interest of the Members with the powers of the Manager, unless such other Person (including any Member) is appointed by a majority-in-interest of the Members as a manager of the Company. A “majority-in-interest” of the Members shall mean Members that have in excess of 50% of the Company Percentages (as defined below) of the Members together with the Valeant Member.

Section 6. Term. The term of the Company began on the date the Certificate of Formation of the Company was filed, and shall continue until cancellation of the Certificate of Formation of the Company in accordance with this Agreement.

Section 7. Dissolution. There shall be a dissolution of the Company and its affairs shall be wound up when (and only when) required by Section 3 of the Relationship Agreement.

Section 8. Winding Up. Upon the dissolution of the Company, the Manager shall proceed with the liquidation and distribution of the assets of the Company consistent with the valuation method described in Section 3 of the Relationship Agreement, and upon completion of the winding up of the Company shall have the authority to, and shall execute and file a certificate of cancellation of the Certificate of Formation of the Company and such other documents required to effect and evidence the dissolution and termination of the Company. Before the distribution of all the assets of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement and the Relationship Agreement. Dissolution and payment of creditors shall be effected in accordance with the Act.

Section 9. Capital Contributions; Company Percentages; Valeant Allocated Shares; Sales of Allergan Equity.

(a) The Company will keep track of the capital contributions each Member makes to the Company. The “Company Percentages” shall be determined for each Member other than the Valeant Member for each accounting period of the Company by dividing the balance of each such Member’s capital account by the aggregate capital accounts of all such Members as of the beginning of such accounting period after taking into account capital contributions, and withdrawals and distributions. The sum of the Company Percentages shall equal 100 percent. The Company may accept and allocate capital contributions from the Valeant Member based on the commitments found in the Relationship Agreement.

(b) The Company shall, on or prior to the date on which the Valeant Member is required to make a $75.9 million capital contribution pursuant to Section 1(a) of the Relationship Agreement, purchase the first $75.9 million in cumulative purchase price of shares of Allergan Common Stock, and those shares, along with all direct or indirect proceeds therefrom, shall be separately tracked. Such shares (and proceeds) are herein referred to as “Valeant Allocated Shares”.

(c) The Company shall not sell or otherwise reduce its economic ownership in Allergan Equity in contravention of the Relationship Agreement. The Company shall not sell or otherwise dispose of any Valeant Allocated Shares except in a dissolution of the Company or as contemplated by Section 11 of this Agreement.

(d) Except as otherwise required under the Relationship Agreement, no Member shall have any obligation to make a capital contribution.

Section 10. Capital Accounts, Allocations and Certain Tax Matters.

(a) General. The Company shall maintain a capital account for each Member pursuant to the principles of Section 704(b) and 704(c) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the Treasury Regulations promulgated thereunder. All items of Company income, gain, loss or expense relating to the Valeant Allocated Shares shall be allocated to the Valeant Member. All other items of Company income, gain, loss or expense shall be allocated to the capital accounts of the Members other than the Valeant Member pro rata based on the Company Percentages, subject to the first sentence of this Section 10(a) and except that 15% of the Net Transaction Profits shall be allocated to the Valeant Member at the time and in the circumstances required by Section 3 of the Relationship Agreement; for the avoidance of doubt, if there are insufficient items of income or gain to allocate 15% of the Net Transaction Profits to the Valeant Member, an amount equal to the shortfall shall be transferred from the capital accounts of the Members other than the Valeant Member (pro rata based on the Company Percentages) to the capital account of the Valeant Member so that the capital account of the Valeant Member is increased by the full amount intended by the Relationship Agreement. Allocations for Federal income tax purposes shall be made to the Members in a similar manner. A Member has no rights to income, gain, loss or expense of the Company other than those rights provided in this Agreement or in a separate written instrument executed by the Company and such Member.

(b) Determination by the Manager of Certain Matters. All matters concerning valuations and the allocation of taxable income, deductions, credits, net income and net losses of the Members, including taxes thereon and accounting procedures, not expressly provided for by the terms of this Agreement, shall be reasonably determined by the Manager in a manner consistent with the principles provided herein.

(c) Filing of Tax Returns. The Manager or its designated agent, at the Company’s expense, shall prepare and file, or cause the accountants of the Company to prepare and file, a Federal information tax return in compliance with Section 6031 of the Internal Revenue Code, and any required state and local income tax and information returns for each tax year of the Company.

(d) Reports to Members and Former Members. Within 90 days after the end of each tax year of the Company or as soon as reasonably practicable thereafter, the Company shall prepare and mail, or cause its accountants to prepare and mail, to each Member and, to the extent necessary, to each former Member (or its legal representatives), a report setting forth in sufficient detail such information as shall enable such Member or former Member (or such Member’s legal representatives) to prepare its Federal income tax return in accordance with the laws, rules and regulations then prevailing.

(e) Tax Matters Partner. A Member other than the Valeant Member shall be designated on the Company’s annual federal information tax return as the Tax Matters Partner of the Company for purposes of Section 6231(a)(7) of the Internal Revenue Code.

(f) Member Tax Basis. Upon request of the Manager, each Member agrees to provide to the Manager information regarding its adjusted tax basis in its interest in the Company along with documentation substantiating such amount.

(g) Treatment. The Members agree that, absent a final determination by a relevant tax authority to the contrary, they will treat the partnership and its operations in accordance with their form for U.S. tax purposes.

Section 11. Distributions. Except with the consent of the Valeant Member, distributions shall not be made prior to the Dissolution Date. On or after the Dissolution Date, the Manager shall make distributions as required by Section 3(a) of the Relationship Agreement. Subject to compliance with regulatory and other laws applicable to the Company, at the written request of the Valeant Member delivered to the Manager at any time after a vote by the stockholders of Allergan on a Company Transaction, the Company shall make an in kind distribution to the Valeant Member of all Valeant Allocated Shares. The Company agrees to use its reasonable best efforts to comply with regulatory or other laws applicable to the Company in order to permit the distributions contemplated by this Section 11 to be made on the Dissolution Date or as promptly as possible thereafter.

Section 12. Assignability of Interest. A Member may not, directly or indirectly, (i) pledge, assign, hypothecate, sell, exchange, reference under a derivatives contract or any other arrangement, transfer directly, indirectly or synthetically to a beneficial owner or other Persons different from such Member or otherwise dispose of its interest in the Company, in whole or in part, to any Person, or (ii) substitute for itself as a Member any other Person; provided, however, that a Member may assign all or a portion of its rights and obligations hereunder to one or more of its wholly owned subsidiaries, upon written notice thereof to the Manager attaching the fully executed instrument of assignment, which shall be in form and substance reasonably satisfactory to the Manager. Any attempted pledge, transfer, assignment or substitution not made in accordance with this Agreement shall be void.

Section 13. New Members. No new Members shall be admitted without the prior written consent of the Valeant Member, which may be withheld in its sole discretion.

Section 14. Withdrawal. No Member may withdraw as a Member or make withdrawals from such Member’s capital account; provided that, in accordance with Section 10, Company income, gain, loss or expense allocated to the Members’ (other than the Valeant Member’s) capital accounts may be re-allocated to the capital accounts of the Members (other than the Valeant Member’s).

Section 15. Limited Liability. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager; provided, however, that a Member shall be required to contribute to the Company any amounts required under the Act.

Section 16. Expenses. The Manager shall be authorized to incur and pay all expenses on behalf of the Company in connection with the Company’s business which it deems necessary or desirable, and to charge or be reimbursed by the Company therefor, including, without limitation, accounting, auditing, entity-level taxes and tax preparation expenses, legal fees and expenses (including expenses relating to regulatory filings made in connection with the Company’s business, indemnification expenses and expenses relating to regulatory or similar investigations, inquiries and “sweeps”), professional fees and expenses (including fees and expenses of investment bankers, appraisers, public and government relations firms and other consultants and experts), investment-related expenses (including research and expenses (including travel and lodging expenses) associated with activist campaigns, such as expenses related to event hosting and production, public presentations, public relations, public affairs and government relations, forensic and other analyses and investigations, proxy contests, solicitations and tender offers, and compensation, indemnification and other expenses of any nominees proposed by the Manager as directors or executives of portfolio companies), printing and postage expenses, brokerage fees and commissions, expenses relating to short sales (including dividend and stock borrowing expenses), clearing and settlement charges, custodial fees, bank service fees, margin and other interest expense and transaction fees, blue sky and corporate filing fees and expenses, insurance expenses, organizational expenses, and payments for custody of the Company’s assets and for the performance of administrative services, and other Company expenses as approved by the Manager; provided that the foregoing shall not be deemed to amend or modify the definition of Net Transaction Profits and provided further that legal, investment banking and other advisory fees shall not be charged to, or deducted from, the Valeant Allocated Shares or deducted in calculating the Net Transaction Profits.

Section 17. Exculpation.

(a) The Manager, affiliates of the Manager and any of their respective members, managers, equity holders, partners, directors, officers, employees, advisers, representatives or agents (each, an “Indemnified Person”), to the fullest extent permissible under applicable law, shall have no liability to any Member or the Company for (a) any actions or inactions arising out of or in connection with the Company, this Agreement or any investment made or held by the Company unless such action or inaction was taken or not taken in bad faith or constituted gross negligence or willful misconduct or violated the terms hereof or of the Relationship Agreement, or (b) losses, judgments, liabilities, expenses (including reasonable attorneys’ fees and costs) and amounts paid in settlement of any actual or threatened claim, proceeding or action, whether judicial, administrative, investigative or otherwise (each, a “Loss” or, collectively, “Losses”) due to the action or inaction or to the negligence, dishonesty or bad faith of any broker or agent of the Company, provided that such broker or agent was selected, engaged and retained by the Company with reasonable care. Each of the Indemnified Persons may consult with counsel and accountants in respect of Company’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of counsel and/or accountants, provided that such counsel and/or accountants were selected with reasonable care. For purposes of clarification, the Company (and not any Indemnified Person) shall be responsible for any losses resulting from trading errors and similar human errors, absent bad faith, willful misconduct or gross negligence.

(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 17 shall not be construed (i) so as to provide for the exculpation of any Indemnified Person for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 17 to the fullest extent permitted by law or (ii) to waive or release the Manager from any liabilities arising out of or in connection with a breach of this Agreement or the Relationship Agreement.

Section 18. Indemnification.

(a) Each Indemnified Person, to the fullest extent permissible under applicable law, shall be indemnified by the Company from and against any Losses sustained by reason of (a) any action or inaction or alleged action or inaction arising out of or in connection with the Company, this Agreement or any investment made or held by the Company, provided that such action or inaction or alleged action or inaction was not performed or omitted in bad faith and did not constitute gross negligence or willful misconduct by such Indemnified Person and did not constitute a violation of the terms hereof or of the Relationship Agreement by such Indemnified Person, or (b) the negligence, dishonesty or bad faith of any broker or agent of the Company, provided that such broker or agent was selected, engaged and retained with reasonable care. For purposes of clarification, the Company (and not any Indemnified Person) shall be responsible for any losses resulting from trading errors and similar human errors, absent bad faith, willful misconduct or gross negligence.

(b) The Valeant Member, affiliates of the Valeant Member and any of their respective members, managers, equity holders, partners, directors, officers, employees, advisers, representatives or agents (for purposes of Section 18(c) only, such Persons shall be included as “Indemnified Persons”), to the fullest extent permissible under applicable law, shall be indemnified by the Company from and against any Losses sustained by reason of any breach of, or inaccuracy of, Section 19 of this Agreement. The indemnification provided by the Company pursuant to this Section 18(b) shall not relate to any matter other than Section 19 and shall not affect the calculation of Net Transaction Profits.

(c) The provision of advances from the Company’s capital to an Indemnified Person for reasonable legal expenses and other costs incurred in connection with the defense of any action or proceeding that is entitled to indemnification under this Section 18 is permissible, in the sole discretion of the Manager, provided that such Indemnified Person undertakes to repay the advanced funds to the Manager if it is ultimately determined by a final order of a court of competent jurisdiction that the Indemnified Person is not entitled to such indemnification under Section 18.

(d) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 18 shall not be construed so as to provide for the indemnification of an Indemnified Person for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 18 to the fullest extent permitted by law.

(e) If United States withholding tax is imposed on the Company or any other Member by reason of income allocated or cash distributed to a Member (the “Indemnifying Member”), the Indemnifying Member agrees to indemnify the Company or such other Members, respectively.

(f) None of the information provided by any Member (in the case of the Valeant Member, including by Valeant Parent) to any other Member for inclusion in any filing with the Securities and Exchange Commission, the securities commission of any province of Canada or any other regulatory filing made by any Member (in the case of the Valeant Member, including by Valeant Parent) in connection with the pursuit of transactions contemplated by this Agreement and the Relationship Agreement, will, at the respective times of the filing of such documents, at any time such documents are amended or supplemented or at the time of any distribution or dissemination of such documents, as applicable, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each Member (in the case of the Valeant Member, including Valeant Parent) shall indemnify the other Members and each of such Members’ respective members, managers, equity holders, partners, directors, officers, employees, advisers, representatives or agents from and against any Losses sustained by reason of its breach of the first sentence of this Section 18(f).

Section 19. Representation. Each of the Manager and the Company represents to the Valeant Member that the Company was formed solely for the purpose described in Section 3(a) and, since the date of its formation, has not engaged in any activities, acquired any assets or incurred any liabilities, except for activities conducted, assets acquired and liabilities incurred which would be permissible for it to conduct, acquire or incur under Section 3(a).

Section 20. Affiliate Transactions. The Company shall not enter into a transaction involving any person or entity affiliated with the Manager that would reduce any payment required to be made under Section 3 of the Relationship Agreement.

Section 21. Notice. Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service, by electronic mail (e-mail) or by facsimile. All notices to the Company shall be addressed to its principal office and place of business (if delivered personally or by post). All notices addressed to the Manager shall be addressed to 888 Seventh Avenue, 42nd Floor, New York, New York 10019. All notices addressed to the Valeant Member shall be addressed to 700 Route 202/206 North Bridgewater, New Jersey 08807. All notices addressed to other Members shall be addressed to such Member at c/o Pershing Square Capital Management, L.P., 888 Seventh Avenue, 42nd Floor, New York, New York 10019. The Manager or any Member may designate a new address by notice to that effect given to the Company and the other Members. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next

Business Day after personal delivery if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; when sent, if e-mailed on a Business Day; the next Business Day following the day on which the e-mail is sent if e-mailed on a day that is not a Business Day; when receipt is acknowledged, if facsimiled on a Business Day; and the next Business Day following the day on which receipt is acknowledged if facsimiled on a day that is not a Business Day. A “Business Day” shall be any day on which banks in New York City are open for normal business.

Section 22. Third Party Rights. Except for the provisions of Sections 17 and 18, the provisions of this Agreement are not intended to be for the benefit of any creditor or other Person (other than the Members in their capacities as such) to which any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Company or any Member, and, to the fullest extent permitted by law, no such creditor or other Person shall obtain any rights under any of such provisions (whether as a third party beneficiary or otherwise) or shall by reason of any such provisions have a right to make any claim in respect to any debt, liability or obligation (or otherwise) including any debt, liability or obligation against the Company or any Member.

Section 23. No Fiduciary Duty. This Agreement is not intended to, and does not, create or impose any fiduciary duty on the Manager or any Member, or any of their respective affiliates, or any of the Manager’s or any Member’s or their respective affiliate’s members, managers, equity holders, partners, directors, officers, employees, advisers, representatives or agents (collectively, the “Released Persons”). Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties with respect to the Company that, absent such waiver, may be implied by applicable law, including the Act, and in doing so, acknowledges and agrees that the duties and obligation of each Released Person to each other and to the Company in respect of the matters contemplated by this Agreement and the Relationship Agreement are only as expressly set forth in this Agreement and the Relationship Agreement. The provisions of this Agreement and the Relationship Agreement, to the extent that they restrict the duties and liabilities of a Released Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Released Person. Whenever in this Agreement or the Relationship Agreement a Released Person is permitted or required to make a decision (including a decision that is in such Released Person’s discretion or under a grant of similar authority or latitude), the Released Person shall be entitled to consider only such interests and factors as such Released Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person (other than in all cases as expressly provided by this Agreement or the Relationship Agreement). Whenever in this Agreement a Released Person is permitted or required to make a decision in such Released Person’s good faith, the Released Person shall act under such express standard as interpreted for contract law purposes and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

Section 24. Integration. This Agreement, the Relationship Agreement and the letter agreement, dated February 9, 2014, between the Manager and Valeant Parent constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 25. Headings. The headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to “Section” in this Agreement shall be deemed to refer to the indicated Section of this Agreement, unless the context clearly indicates otherwise.

Section 26. Counterparts. Counterparts may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart. Each party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.

Section 27. Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be governed by and construed under the laws of the State of Delaware applicable to contracts made and to be entirely performed in such state and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern all limited liability company aspects of this Agreement.

Section 28. Amendments. This Agreement may be amended only by written instrument executed by the Manager and all the Members.

Section 29. Remedies and Waiver. No failure or delay in exercising any right hereunder shall operate as a waiver of or impair any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. Any waiver must be given in writing to be effective, and no waiver shall be deemed a waiver of any other right.

Section 30. Survival. Section 17, Section 18, Section 21, Section 22, Section 23, Section 27, Section 29 and this Section 30 shall survive any termination of this Agreement.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

MANAGER:

PERSHING SQUARE CAPITAL MANAGEMENT, L.P. By: PS Management GP, LLC, its general partner

/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member

MEMBERS:

PERSHING SQUARE, L.P.
By: Pershing Square GP, LLC, its general partner

/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member

PERSHING SQUARE II, L.P.
By: Pershing Square GP, LLC, its general partner

/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member

PERSHING SQUARE INTERNATIONAL, LTD.
By: Pershing Square Capital Management, L.P., its investment manager
By: PS Management GP, LLC, its general partner

/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member

PERSHING SQUARE HOLDINGS, LTD.
By: Pershing Square Capital Management, L.P., its investment manager
By: PS Management GP, LLC, its general partner

/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member

VALEANT MEMBER:

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ J. Michael Pearson
Name: J. Michael Pearson
Title: President